Exhibit 1

Transactions in Securities of the Issuer Since the Filing of Amendment No. 2

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price Per Share ($)	Date of Purchase/Sale

325 CAPITAL LLC (though the Separately Managed Accounts)

Sale of Common Stock	85,405	29.8290[1]	05/27/2025
Sale of Common Stock	2,231	29.3753	05/27/2025
Sale of Common Stock	46,418	29.1731[2]	05/29/2025

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1.	This transaction was executed in multiple trades at prices ranging from $29.6900 to $30.1400. The price per share reflects the weighted average price.
2.	This transaction was executed in multiple trades at prices ranging from $28.9000 to $29.5550. The price per share reflects the weighted average price.